Exhibit 99.1


         Heartland Partners, L.P.
         53 W. Jackson Blvd., Suite 1150
         Chicago, IL 60661
         312-575-0400




AT HEARTLAND PARTNERS, L.P.:                      AT THE INVESTOR RELATIONS CO.
Lawrence Adelson
Chief Executive Officer                           Brien Gately
(312) 834-0592                                    (847) 296-4200


FOR IMMEDIATE RELEASE

        HEARTLAND PARTNERS PRELIMINARY RESULTS FOR 1ST QUARTER OF 2005;
                            DELAY IN FILING FORM 10Q


CHICAGO, MAY 16, 2005--Heartland Partners, L.P. (AMEX: HTL) (the "Company") today reported preliminary unaudited results for the fiscal quarter ended March 31, 2005. The Company also announced that it will file a Form 12b-25 with the Securities and Exchange Commission for an extension for its quarterly report on Form 10-Q while it completes its financial statements. Results are expected within the 10-day period.

The Company reported a net loss of ($1,087,000) and property sales of $4,203,000 for the quarter ended March 31, 2005. The net loss will be allocated entirely to the Class B Unit in accordance with the terms of the Company`s partnership agreement.

In comparison, operations for the quarter ended March 31, 2004, resulted in property sales of $3,115,000 and net income of $937,000. After allocations to the Class B Unit and General Partner pursuant to the terms of the Company's partnership agreement, there was net income of $0.42 per Class A Unit for the first quarter of 2004.

The primary difference in operating results for the first quarter of 2005 compared to the first quarter of 2004 was a lower gross profit on property sales. Gross profit on property sales decreased by $2,120,000 to $251,000 for the first quarter of 2005 compared to $2,371,000 for the first quarter of 2004. Property sales in the first quarter of 2005 consisted primarily of the $4,200,000 sale of Heartland's Kinzie Station Phase II property.

The Company is in the process of attempting to sell the remainder of its real estate assets and resolve its environmental and other liabilities. The Company faces challenges and uncertainties as to the outcome of pending litigation, the resolution of pending environmental claims and liabilities and continued operating losses. The Company's management has taken, and intends to take additional steps, including reducing fixed overhead, to position the Company to deal with its current and expected financial condition. There is no guarantee, however, that any action taken by the Company's management will be successful.

ABOUT HEARTLAND

Heartland Partners, L.P. is a Chicago-based real estate limited partnership with properties in 9 states, primarily in the upper Midwest and northern United States. CMC Heartland is a subsidiary of Heartland Partners, L.P. and is the successor to the Milwaukee Road Railroad, founded in 1847.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company, the Company or its management "believes," "expects," "intends," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.


                                 -TABLES FOLLOW-







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
                            HEARTLAND PARTNERS, L.P.
                                FINANCIAL SUMMARY
                  (amounts in thousands, except per unit data)
                           (preliminary and unaudited)

                    Summary Condensed Consolidated Operations


                                             Quarter Ended
                                                March 31,
                                     2005                     2004
                                ----------------         ----------------

Operating (loss) income        $       (1,095)          $           630
Total other income                          8                       307
                                ----------------         ----------------

  Net (loss) income            $       (1,087)          $           937
                                ----------------         ----------------

Net (loss) income per
  Class A Unit (a)             $        --              $          0.42
                                ----------------         ----------------



                            Summary Condensed Consolidated Balance Sheets

                              March 31,                     December 31,
                                  2005                         2004
                             ----------------             ----------------

Properties, net             $          2,846             $          6,416

Cash and other assets(b)               7,686                        5,257
                             ----------------             ----------------

Total assets                          10,532                       11,673

Total liabilities (c)                  6,483                        6,537
                             ----------------             ----------------


Partners' capital           $          4,049             $          5,136
                             ----------------             ----------------

     a)Net (loss) income per Class A Unit is computed by dividing net (loss) income, allocated to the Class A limited partners, by 2,092,438 Class A limited partner units outstanding. The loss for the quarter ended March 31, 2005 was allocated entirely to the Class B limited partner per the terms of the partnership agreement.

     b)Cash and other assets reflect an allowance of $7.334 million and $7.224 million for amounts due from affiliate at March 31, 2005 and December 31, 2004, respectively.

     c)Total liabilities include an allowance for claims totaling $3.67 million and $4.228 million at March 31, 2005 and December 31, 2004, respectively.




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